Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-143058) and the related Prospectus of IDM Pharma, Inc. for the registration of up to $30,000,000 of common shares, preferred stock, debt securities, warrants and units to be sold on a delayed or continuous basis and to the incorporation by reference therein of our report dated March 28, 2007, with respect to the consolidated financial statements of IDM Pharma, Inc. as of December 31, 2005 and 2006 and for each of the two years in the period ended December 31, 2006, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
June 4, 2007